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                                                                    EXHIBIT 99.4

PATRIOT AMERICAN HOSPITALITY                  INTERSTATE HOTELS COMPANY
1950 STEMMONS FREEWAY                         FOSTER PLAZA TEN
SUITE 6001                                    680 ANDERSEN DRIVE
DALLAS, TX 75207                              PITTSBURGH, PA 15220
NYSE: PAH                                     NYSE: IHC

AT PATRIOT AMERICAN HOSPITALITY:
-------------------------------
MEDIA INQUIRIES:                    ANALYST INQUIRES:
Suzanne Cottraux                    Mike Silverman
V.P. of Corporate Communications    V.P. of Finance
& Investor Relations                (214) 863-1265
(214) 863-1258

AT INTERSTATE HOTELS COMPANY:
----------------------------
Lisa O'Connor
Director of Finance and Investor Relations
(412) 937-3319


FOR IMMEDIATE RELEASE
APRIL 6, 1998

            PATRIOT AMERICAN HOSPITALITY, INC. AND INTERSTATE HOTELS
                 COMPANY ANNOUNCE SCHEDULEING OF COURT HEARING

DALLAS, APRIL 6, 1998 - PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC., WHOSE SHARES (NYSE: PAH) ARE PAIRED AND TRADE AS A SINGLE UNIT, AND INTERSTATE HOTELS COMPANY (NYSE: IHC) JOINTLY ANNOUNCED TODAY THAT THE FOURTH CIRCUIT COURT OF APPEALS HAS SCHEDULED A HEARING FOR WEDNESDAY, APRIL 8, AT 2:30 P.M. TO HEAR AN APPEAL BY MARRIOTT INTERNATIONAL, INC. (NYSE: MAR) to the order of the United States District Court denying Marriott's motion for a preliminary injunction against Interstate's merger with and into Patriot. Patriot American and Interstate announced that they are prepared to complete the merger promptly, pending the outcome of this hearing.

ABOUT PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.
Based in Dallas, Texas, Patriot American Hospitality, Inc. (NYSE: PAH) is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio currently comprised of 230 owned, managed, leased or franchised hotels with more than 60,000 rooms. Wyndham International, Inc., comprised of the Luxury Hotel Division, the Wyndham Hotel Group, the Management Services Group and the Asset Management Group, leases, manages and franchises primarily upscale hotel and resort properties represented by its proprietary brands, and provides management services for third-party owned hotels and resorts.

ABOUT INTERSTATE HOTELS COMPANY
Based in Pittsburgh, Pennsylvania, Interstate Hotels Company is the largest independent hotel management company in the United States. As of April 1, 1998, Interstate owned, managed, leased or performed related services for a portfolio of 214 hotels, totaling 43,447 rooms. The Company owns or has a controlling interest in 41 hotels.